Exhibit 99.1

DATE:	January 23, 2009

CONTACT:	Kevin W. Laudenslager
Vice President and Treasurer
Mid Penn Bancorp, Inc.
349 Union Street Millersburg, PA 17061
(717) 692-2133

MID PENN BANCORP, INC. REPORTS FOURTH QUARTER EARNINGS

(Millersburg, PA) – Mid Penn Bancorp, Inc. (“Mid Penn”) (NASDAQ: MPB) today reported fourth quarter earnings of $233,000, including per share earnings of $0.07. Earnings for the fourth quarter of 2007 were $1,198,000 or $0.34 per share. Net income and earnings per share for the year ended December 31, 2008 were $3,588,000 or $1.03 compared to $4,671,000 or $1.34 for the year ended December 31, 2007.

Total assets at the end of 2008 were approximately $572 million, versus $510 million the prior year, an increase of 12.3%. Total loans of $435 million increased by $58 million or 15.3% at December 31, 2008, compared to the prior year, while total deposits as of the same date increased $64 million or 17.2% over the prior year. Average earning assets showed strong growth, increasing 8.8% to $509 million from December 31, 2007. During the fourth quarter of 2008, Mid Penn recorded net loan charge-offs of $262,000, compared to net charge-offs of $201,000 during the same period in 2007. Net loan charge-offs for the year ended December 31, 2008 were $515,000 compared to $322,000 for the year ended December 31, 2007.

The decrease in earnings during the fourth quarter resulted from a lower net interest margin, a larger provision for loan losses, severance expenses, and write-downs of other real estate owned. These four items also had a major impact on 2008 earnings.

The lower net interest margin resulted from a more challenging interest rate environment experienced throughout 2008. The margin declined 13 basis points to 3.44% for the fourth quarter vs. 3.57% for the same quarter of 2007. Margin for the full year declined 18 basis points to 3.50% vs. 3.68% for 2007.

The larger provision for loan losses for the quarter ($700,000 in 2008 vs. $550,000 in 2007) and for the year ($1,230,000 for 2008 vs. $925,000 for 2007) was driven by the spreading weakness in the economy, which management considered in its portfolio reviews, and the continued strong growth in loan volumes. The severance expenses recorded in the fourth quarter totaled $478,000 for payments stemming from the October departure of the former CEO. Other real estate write-downs, which totaled $281,000, were recorded during the quarter to better align these assets with current market prices. The increased provision for loan losses, the severance expense, and the real estate write-downs impacted earnings per share by approximately $0.17 for the quarter and $0.20 for the year, net of applicable income taxes.

“This has been an exciting and challenging time for Mid Penn,” commented Edwin D. Schlegel, Chairman, interim President and Chief Executive Officer. “The Company is constantly monitoring the risks being presented by the turbulent economy, and we are taking prudent actions to protect the Company’s assets during this time. We have also been presented with exciting opportunities: switching the listing of our common stock from the American Stock Exchange to The NASDAQ Stock Market LLC®, participating in the U.S. Treasury’s Capital Purchase Program to strengthen our already strong capital position and support continued growth of our core business, and carrying out a thorough search for a new CEO to bring added success in “Making Things Happen for You.®”

Banks continue to receive unfavorable publicity from the media about engaging in risky forms of lending and investing. Mid Penn did not participate in sub-prime lending and other risky business practices, in keeping with its philosophy of sound practices that support the financial goals of its customers and shareholders.

Mid Penn Bank continues to exceed the standards set out by bank regulators to be considered well capitalized. Even though the general economic downturn has increased its non-performing assets, the Bank continues to focus on prudent and tested loan underwriting standards and responsible investing. The Bank services a customer base that exhibits good values and is conscientious about repaying loans and is fortunate to operate in a market that has not experienced sharp declines in real estate values.

Celebrating its 140th year of serving the community, Mid Penn Bank has been an independently owned community bank since 1868, and is committed to remaining a progressive, independent community bank offering a full line of business, personal and trust services.

Mid Penn Bancorp, Inc., through its subsidiary, Mid Penn Bank, operates 14 offices in Dauphin, Northumberland, Schuylkill, and Cumberland Counties. For more information, visit Mid Penn’s website at www.midpennbank.com and view the Investor Relations page where comprehensive investor information is available concerning Mid Penn Bancorp, Inc.

This press release contains “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995, which is based on Mid Penn’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Mid Penn undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events, or otherwise.